EXHIBIT 10 (ad)

                                    AGREEMENT

This agreement ("Agreement"), effective as of December 31 1997, by and between:

            SARATOGA BRANDS INC., ("SARATOGA") a New York Corporation with offices
            at 1835 Swarthmore Avenue, Lakewood, New Jersey 08701

            Angelo M. Dominioni, Valerie A. Dominioni and Silvana L. Dominioni residing at 45 Mizzen Road, Brick, New Jersey 08723

            Robert J. Castellano residing at 584 Princess Court, Toms River, New Jersey 08753

            CUCINA CLASSICA ITALIANA, SpA ("SPA") a corporation organized under the laws of the British Virgin Islands, with offices located at P.O. Box 146 Road Town,Tortola, BVI

      WHEREAS, Angelo M. Dominioni, Valerie A. Dominioni, Silvana L. Dominioni, and Robert J. Castellano, (the "INDIVIDUALS") desire to assign each of their rights against Cucina Classica Italiana, SpA ("SPA"), pursuant to the Stock Purchase Agreement ("SPA AGREEMENT") for the purchase of Cucina Classica Italiana, Inc. and subsidiaries ("CCI"), between the INDIVIDUALS and SPA, to SARATOGA in accordance with the terms and conditions hereinafter set forth;

      WHEREAS, the INDIVIDUALS wish to settle any and all claims against Saratoga Brands Inc; each of its past and present officers, shareholders, Directors, agents, attorneys, employees, investors, lenders, predecessors, successors, assigns, parent corporations, subsidiary corporations, affiliates, representatives, devisees, legatees, trustees, and their estates;

      WHEREAS, SARATOGA wishes to settle any and all claims against the INDIVIDUALS; each of their past and present agents, attorneys, employees, lenders, predecessors, successors, assigns, representatives, devisees, legatees, trustees, and their estates;

1. Terms of Assignment. Subject to the terms and conditions of this Agreement:

      (i) The INDIVIDUALS shall sell, assign, transfer and convey to SARATOGA all of their rights, both jointly and individually, under the SPA AGREEMENT.

      (ii) SARATOGA shall deliver to the INDIVIDUALS, or their designees, upon execution of this Agreement, certificates representing 224,000 shares of SARATOGA's common stock, bearing a standard restrictive legend in accordance with all applicable securities laws, to be issued in accordance with Exhibit A attached hereto.

      (i) SPA for good and valuable consideration hereby releases any and all claims, including, but not limited to those relating to the SPA Agreement, pledge agreements, or any other agreement related to CCI, against Saratoga Brands Inc; each of their past and present officers, shareholders, Directors, agents, attorneys, employees, investors, lenders, predecessors, successors, assigns, parent corporations, subsidiary corporations, affiliates, representatives, devisees, legatees, trustees, and their estates.

2. Terms of Release. Subject to the terms and conditions of this Agreement:

      (ii) SARATOGA agrees to pay the sum of $10,609.34 to Angelo M. Dominioni on the 15 of each month beginning on the 15th of January, 1998 and continuing for a total of 18 months ending with the payment on June 15, 1999.

      (iii) SARATOGA releases any and all claims against the INDIVIDUALS; each of their past and present agents, attorneys, employees, lenders, predecessors, successors, assigns, representatives, devisees, legatees, trustees, and their estates.

      (iv) the INDIVIDUALS release any and all claims, including, but not limited to those relating to the SPA Agreement, employment agreements, or pledge agreements, against Saratoga Brands Inc; each of their past and present officers, shareholders, Directors, agents, attorneys, employees, investors, lenders, predecessors, successors, assigns, parent corporations, subsidiary corporations, affiliates, representatives, devisees, legatees, trustees, and their estates.

3. Health Insurance. SARATOGA shall maintain health insurance for Valerie A. Dominioni, her spouse, and eligible dependents for a period ending no sooner than June 30, 1999.

4. Release of Pledged CCI Shares. Each of the INDIVIDUALS and SPA by copy of this agreement hereby instruct the escrow agent to release 100% of CCI's issued and outstanding common stock (the "CCI Shares") to SARATOGA.

5. Addresses for Notices, Etc. All notices, requests, demands, directions and other communications provided for hereunder shall be sufficient if delivered personally (including by Federal express or other recognized courier for which receipt is given) or if mailed by certified mail, return receipt requested, to the applicable party at its address indicated below:

            If to SARATOGA:
            Saratoga Brands Inc.
            1835 Swarthmore Avenue

            Lakewood, New Jersey  08701
            Attention:  Scott G. Halperin, Chairman and Chief Executive Officer

            If to INDIVIDUALS:
            Angelo M. Dominioni
            45 Mizzen  Road
            Brick, New Jersey  08723,    and

            Robert J. Castellano
            584 Princess Court
            Toms River, New Jersey  08753

            If to SPA:
            Cucina Classica Italiana, SpA
            P.O. Box 146 Road Town,
            Tortola, BVI

or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All notices, requests, demands directions and other communications shall (if delivered personally) be effective when delivered or (if mailed) two days after having been deposited in the United States mail, addressed as aforesaid.

6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey (without giving effect to principles if conflicts law).

7. Entire Agreement. This Agreement sets forth the entire agreement between SARATOGA, SPA, and the INDIVIDUALS and supersedes all prior agreements, written or oral with respect to the subject matter of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SARATOGA BRANDS INC.                        ATTEST:


---------------------------                 --------------------------------
Scott G. Halperin, Chairman                 Bernard F. Lillis, Jr. Secretary


---------------------------                 --------------------------------
Angelo M. Domionini                         Valerie A. Dominioni


---------------------------                 --------------------------------
Silvana L. Dominioni                        Robert J. Castellano

CUCINA CLASSICA ITALIANA, SpA

---------------------------

                                    EXHIBIT A

    Angelo M. Dominioni              44.44%            99,546 shares

    Valerie A. Dominioni             33.33%            74,659 shares

    Silvana L. Dominioni             11.11%            24,886 shares

    Robert J. Castellano             11.12%            24,909 shares